Exhibit 10.1

THE AZEK COMPANY INC.

2021 Employee Stock Purchase Plan

(As approved by shareholders on March 8, 2022)

1.	Purpose.

The purpose of the 2021 Employee Stock Purchase Plan of The AZEK Company Inc. (as amended from time to time, the “Plan”) is to promote the financial interests of The AZEK Company Inc. (the “Company”), including its growth and performance, by providing eligible employees of the Company and its subsidiaries the opportunity to purchase an ownership position in the Company.  This Plan is not intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Shares Available for Purchase.

Subject to adjustment as provided in Section 17, eligible employees may purchase in the aggregate up to a maximum of 3,500,000 shares of Class A common stock, par value $0.001 per share, of the Company (the “Shares”).  Shares issued under the Plan may consist of newly issued Shares acquired from the Company, Shares acquired on the open market or a combination of the foregoing.  If the total number of Shares specified in elections to be purchased under any Offering (as defined below) plus the number of Shares purchased under previous Offerings under this Plan exceeds the maximum number of Shares issuable under this Plan, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) will allot the Shares then available on a pro-rata basis.

3.	Administration.

The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.  Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant awards or administer the Plan.  In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

The Committee shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan, based on, among other things, information made available to the Committee by the management of the Company.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry it into effect.  The determinations of the Committee in its administration of the Plan, as described herein, shall be final and conclusive.

4.	Eligibility.

All active employees of the Company and all active employees of any subsidiary of the Company, other than Excluded Employees, are eligible to participate in any one or more of the offerings of Options to purchase Shares under the Plan, provided that:

(a)they are customarily employed by the Company or a Designated Subsidiary for at least 30 hours a week on a regular basis; and

(b)they are employees of the Company or a Designated Subsidiary on the first day of the applicable Offering Period (as defined below).

For purposes of this Plan, “Excluded Employee” shall mean those employees or individuals which are temporary or leased employees, interns, officers subject to the disclosure requirements of Section 16(a) of the Exchange Act, employees on leave of absence which are not being compensated through regular payroll and such other individuals who shall, from time to time, be deemed ineligible to participate in the Plan, as determined by the Company in its discretion.  For the avoidance of doubt, non-employee directors and independent contractors shall not be eligible to participate in the Plan.

An employee of the Company or a Designated Subsidiary who meets the requirements set forth above is eligible to participate in any offerings of Options that commence after the month in which the employee commences employment with the Company or a Designated Subsidiary.  No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary.

5.	Offerings.

The Committee may from time to time make one or more offerings (“Offerings”) to eligible employees to purchase Shares under this Plan beginning on the date or dates selected by the Committee (the “Offering Commencement Dates”).  The provisions of separate Offerings need not be identical, but the period during which the Offering will be effective (each, an “Offering Period”) may not exceed 12 months, beginning with the Offering Commencement Date.  Unless otherwise determined by the Committee, each Offering Period shall be three months, and the Offering Commencement Date shall be the first day of a calendar quarter.  The first Offering Period shall commence on a date to be determined by the Committee.

6.	Participation.

An employee eligible to participate in the Plan on the Offering Commencement Date of any Offering may participate in such Offering by completing an electronic payroll deduction authorization form at least 14 days prior to the applicable Offering Commencement Date, or such other form or period determined and specified by the Committee.  The form will authorize a regular payroll deduction from the Compensation (as defined below) received by the employee during the Offering Period in accordance with Section 7.  Unless an employee completes a new form or withdraws from the Plan in accordance with Section 8, the employee’s deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect.  The term “Compensation” means the employee’s base salary or wages that are actually paid to the employee and that are subject to withholding for Federal income tax purposes, and does not include overtime pay, shift differentials, premium pay, bonuses, commissions, compensatory equity awards, profit-sharing awards, other incentive pay or awards, fringe benefits, credits received under plans pursuant to Section 125 of the Code or similar items.

7.	Deductions; Employer Contributions.

(a)Deductions.  The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction from 1% to up to a maximum of 15% of the Compensation the employee receives during the Offering Period (such deductions to be in whole percentages), provided that, in any calendar year, such deductions shall not exceed $25,000 in the aggregate.  The Committee may, at its discretion, designate a lower maximum contribution rate for any Offering.

(b)Employer Contributions.  As and when a payroll deduction and/or a contribution is made by the employee to his or her account, such employee shall receive a matching contribution to his or her account equal to 10% of such deductions and/or contributions by the employee, provided that, in any calendar year, such matching contributions by the Company shall not exceed $2,500 in the aggregate.  The Company may, with 60 days’ notice to participating employees, change the percentage for the Company’s matching contribution.

8.	Deduction Changes.

An employee may decrease or increase such employee’s payroll deduction by filing either a new written or electronic payroll deduction authorization form.  Any such change will only be effective for the immediately succeeding Offering Period; provided that an employee may elect to decrease their payroll deduction no more than one time effective during the Offering Period then outstanding.  Notwithstanding the immediately preceding sentence, the Committee may, at its discretion, provide that changes to payroll deductions will be effective during the Offering Period then outstanding.  Any employee may discontinue his payroll deductions at any time by filing either a new written or electronic payroll deduction authorization form.  If an employee elects to discontinue his payroll deductions during an Offering Period, but does not elect to withdraw such employee’s funds pursuant to Section 10 hereof, funds deducted prior to such employee’s election to discontinue will be applied to the purchase of Shares on the Exercise Date (as defined below).

9.	Interest.

Interest will not be paid on any employee accounts, except to the extent that the Committee, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

10.	Withdrawal of Funds.

An employee may, at any time at least 14 calendar days prior to the close of business on the last business day in an Offering Period, and for any reason, permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted.  The employee may not begin participation again during the remainder of the Offering Period during which the employee withdrew the employee’s balance.  The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Committee.

11.	Purchase of Shares.

(a)Number of Shares.  On the Offering Commencement Date of each Offering Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Offering Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a maximum number of Shares to be determined by the Committee.

(b)Option Price.  Unless otherwise determined by the Committee, the Option Price will be the average price of the Shares actually purchased in connection with the applicable Offering Period. The Committee may, in its sole discretion, otherwise determine the Option Price for an Offering Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Shares on (i) the first business day of the Offering Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Shares on the Exercise Date.  If the Committee bases the Option Price on the closing price of the Shares on the Exercise Date, the closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Shares are listed or (b) the average of the closing bid and asked prices in the over-the-counter market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Committee.  If no sales of Shares were made on such a day, the price of the Shares shall be the reported price for the next preceding day on which sales were made.

(c)Exercise of Option.  Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased the number of Shares that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d)Purchased Shares; Reinvestment.  As soon as practicable following the Exercise Date, the number of Shares purchased by each participating employee shall be deposited into such employee’s account.  Unless otherwise permitted by the Committee in its sole discretion, dividends that are declared on the Shares held in such account shall be reinvested in whole or fractional Shares.

(e)Return of Unused Payroll Deductions.  Any balance remaining in an employee’s payroll deduction account at the end of an Offering Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one Share will be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.

12.	Issuance of Certificates.

Certificates representing Shares purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee.  The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of Shares in lieu of issuing stock certificates.

13.	Rights on Retirement, Death or Termination of Employment.

If a participating employee’s employment ends before the last business day of an Offering Period for any reason, including death, any balance remaining in the employee’s payroll deduction account will be refunded in accordance with the Company’s regular payroll practices.

For the avoidance of doubt, in the event of termination, the employee will forfeit any matching employer contribution pursuant to Section 7(b) for the applicable Offering Period.

14.	Optionees Not Stockholders.

Neither the granting of an Option to an employee nor the deductions from the employee’s pay shall make such employee a stockholder of the Shares covered by an Option under this Plan until the employee has purchased and received such Shares.

15.	Options Not Transferable; Holding Period; Notification of Sale of Shares.

Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.  Each employee agrees, by participating in the Plan, that Shares purchased under the Plan must be held for at least six months from the applicable Exercise Date.  For the avoidance of doubt, Shares purchased under the Plan by any employee shall be subject to all policies of the Company or any of its subsidiaries applicable to such employee as in effect from time to time, including any insider trading policy.

16.	Application of Funds.

All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

17.	Adjustment for Changes in Shares and Certain Other Events.

(a)Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 11, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Committee.

(b)Reorganization Events.

(1)Definition.  A “Reorganization Event” shall mean a Change in Control as defined in the Company’s 2020 Omnibus Incentive Compensation Plan.

(2)Consequences of a Reorganization Event on the Plan.  In connection with a Reorganization Event, the Committee may take such actions with respect to the Plan as the Committee deems appropriate. Notwithstanding anything to the contrary herein, the Committee may take such actions without the consent of any employee, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

18.	Amendment and Termination of the Plan.

The Committee may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that, if the amendment would increase the maximum number of shares issuable under the Plan, such amendment shall not be effected without such shareholder approval.  This Plan may be terminated at any time by the Committee.  Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19.	Governmental Regulations.

The Company’s obligation to sell and deliver Shares under this Plan is subject to listing on a national stock exchange (to the extent the Shares are then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20.	Governing Law.

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21.	Authorization of Sub-Plans.

The Committee may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries.

22.	Withholding.

By electing to participate in the Plan, such participating employee authorizes the Company to, in the Company’s sole discretion, withhold from the employee’s compensation the amounts necessary to satisfy any applicable tax withholding obligation.

23.	Effective Date and Approval of Shareholders.

The Plan was approved on November 16, 2021 by the Committee, subject to the approval of the Company’s shareholders of the Company, and shall be effective as of the date of approval by the shareholders.